EXHIBIT 3.1
RESTATED
ARTICLES OF INCORPORATION
OF
TALX CORPORATION
ARTICLE ONE — NAME
          The name of the corporation (hereinafter referred to as “Corporation”) is: TALX Corporation.
ARTICLE TWO — REGISTERED OFFICE
          The address of the Corporation’s registered office in the State of Missouri is 1850 Borman Court, St. Louis, Missouri 63146 and the name of its registered agent at such address is Kathleen M. Lahrmann
ARTICLE THREE — AUTHORIZED SHARES
     A. Classes and Number of Shares.
          The aggregate number of shares of capital stock which the Corporation is authorized to issue is 43,700,000 shares, consisting of 30,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and 13,700,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 8,700,000 shares of Preferred Stock have been designated as the Designated Preferred Stock in Paragraph E below.
     B. Terms of the Common Stock.
          Section 1. Voting Rights. Each holder of the Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the shareholders.
          Section 2. Dividends. If the Board of Directors shall elect to declare dividends out of funds legally available therefor, such dividends shall be declared on all Designated Preferred Stock, other Preferred Stock if the terms of such series so provide, and Common Stock and the holders of Common Stock shall share such dividends pro rata with (a) the holders of the Designated Preferred Stock in accordance with the provisions set forth in Section E(2) of this Article Three, (b) other Preferred Stock if the terms of such series so provide, and (c) other holders of the Common Stock in accordance with the number of shares of Common Stock held.

          Section 3. Liquidation. Subject to Section E(3) of this Article Three and the terms of any other Preferred Stock, if applicable, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment of all preferential liquidation payments on outstanding Senior Securities (as defined below), the Designated Preferred Stock and any other Preferred Stock if the terms of such series so provide, the holders of the Common Stock shall be entitled to receive their pro rata share of all of the remaining assets of the Corporation legally available for distribution, if any, along with the holders of the Designated Preferred Stock and, in the case of any other Preferred Stock, if the terms of such series so provide, on the basis of their respective interests in the Common Stock on an “as if converted basis” or, in the case of any other Preferred Stock, as the terms of such series so provide.
          Section 4. Rank. The Common Stock shall, upon liquidation, dissolution or winding up of the affairs of the Corporation, rank (a) senior and prior to any class or series of capital stock of the Corporation hereafter issued the terms of which specifically provide that shares of such class or series shall rank junior to the shares of Common Stock; (b) on a parity with any other class or series of capital stock of the Corporation hereafter issued the terms of which specifically provide that shares of such class or series shall rank on a parity with the shares of Common Stock; and (c) junior to the shares of the Designated Preferred Stock and to any other class or series of other Preferred Stock or other capital stock of the Corporation hereafter issued unless the terms of such class or series of other Preferred Stock or other capital stock of the Corporation specifically provide that such series or class shall rank junior to or on a parity with shares of the Common Stock.
     C. No Preemptive Rights or Cumulative Voting.
          All preemptive rights and cumulative voting rights of shareholders are hereby denied, so that no share or shares of Common Stock or Preferred Stock or any other security or securities of the Corporation shall carry with it and no holder or owner of any share or shares of stock or other security of the Corporation shall have any preferential or preemptive right to acquire any additional shares of stock of any class or series or any other security of the Corporation or any right to vote cumulatively in the election of Directors or for any other purpose.

D. Terms of Preferred Stock.
          The terms of the shares of each series of Preferred Stock shall be as stated and expressed in these Articles of Incorporation or any amendment hereto, or in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors. Subject to the requirements of The General and Business Corporation Law of Missouri (the “GBCL”) and the provisions of these Articles of Incorporation, the Board of Directors is expressly authorized to cause any number of the authorized and undesignated shares of Preferred Stock to be issued from time to time in one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as the Board of Directors may fix by resolution or resolutions, prior to the issuance of any shares of such series of Preferred Stock, each of which series may differ from any and all other series, including, without limiting the generality of the foregoing, the following:
     (a) The number of shares constituting such series of Preferred Stock and the designation thereof;
     (b) The dividend rate, if any, on the shares of such series of Preferred Stock, whether and the extent to which any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payments of any dividends, and the time at which, and the terms and conditions on which, any dividends shall be paid.
     (c) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the GBCL and the provisions of these Articles of Incorporation;
     (d) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or the right, if any, of the Corporation to exchange the same for, another class or series of capital stock of the Corporation and the terms and conditions, including any provision for future adjustment in the conversion or exchange rate, under which said shares may be converted or exchanged;
     (e) The redemption or purchase price or prices of the shares of such series of Preferred Stock, if any, and the times at which, and the terms and conditions under which, the shares of such series of Preferred Stock may be redeemed or purchased;
     (f) The terms of the sinking fund, if any, to be provided for such series of Preferred Stock, and the terms and amount of any such sinking fund;
     (g) The rights of the holders of shares of such series of Preferred Stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and
     (h) Any other relative powers, preferences and rights, and any qualifications,

limitations or restrictions, of such series of Preferred Stock.
          E. Series A, B and C Preferred Stock.
     The Corporation has designated 8,700,000 shares of Preferred Stock as follows:
(i)	2,373,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”);

(ii)	327,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”);

(iii)	6,000,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”).
          The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are collectively referred to hereinafter as the “Designated Preferred Stock.”
          The preferences, powers, qualifications, special or relative rights or privileges of the Designated Preferred Stock shall be as set forth in Sections 1 through 6, below.
          Section 1. Rank. With respect to mandatory redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation: (a) each share of Series C Preferred Stock shall rank senior and prior to the shares of Series A Preferred Stock and Series B Preferred Stock, and each share of Series B Preferred Stock, in turn, shall rank senior and prior to the shares of Series A Preferred Stock; (b) shares of a series of Designated Preferred Stock shall rank on a parity with any other class or series of capital stock of the Corporation hereafter issued for fair value as determined by the Board of Directors of the Corporation the terms of which specifically provide that shares of such class or series shall rank on a parity with the shares of such series of Designated Preferred Stock; (c) shares of a series of Designated Preferred Stock shall rank senior and prior to the Common Stock and to any other class or series of capital stock of the Corporation hereafter issued unless the terms of such class or series of capital stock of the Corporation specifically provide that shares of such class or series shall rank prior to or on a parity with the shares of such series of Designated Preferred Stock (shares of the Common Stock and any other class or series of capital stock of the Corporation hereafter issued the terms of which do not specifically provide that such shares shall rank prior to or on a parity with shares of such series of Designated Preferred Stock are hereinafter collectively referred to as “Junior Securities”); and (d) shares of a series of Designated Preferred Stock shall rank junior to any other class or series of capital stock of the Corporation hereafter issued with the consent of the holders of at least 66-2/3% of the shares of the affected series of Designated Preferred Stock (pursuant to Section E(6) hereof) the terms of which specifically provide that shares of such class or series shall rank senior to shares of such series of Designated Preferred Stock (shares of such class or series are collectively referred to as “Senior Securities”). In the event the proceeds of mandatory redemption, liquidation, dissolution or winding up of the Corporation are insufficient to pay the holders of shares of a series of Preferred Stock the full amount to which they would be entitled, such proceeds shall be paid pro rata to the holders of such series of Preferred Stock based upon the number of shares held.
          Section 2. Dividends. If the Board of Directors shall elect to declare dividends out of funds legally available therefor, such dividends shall be declared on all Designated Preferred Stock and Common Stock and the holders of the Designated Preferred Stock shall share such dividends pro rata with (a) the holders of the Common Stock in accordance with the number of shares of Common Stock held by such holders and (b) other holders of the Designated Preferred Stock in accordance with the number of shares of Common Stock receivable upon conversion of the Designated Preferred Stock held by such holders.
          Section 3. Liquidation.
          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Designated Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any Junior Securities by reason of their ownership thereof, (i) the amount of (A) $1.90 per share for Series A or Series B Preferred Stock, and (B) the issuance price per share of Series C Preferred Stock (in each case, the “Issuance Price”); and (ii) an amount equal to all declared but unpaid dividends on such shares. If upon the occurrence of such event the assets and funds available for distribution to the holders of Designated Preferred Stock are insufficient to permit the payment to such holders of the full preferential liquidation amounts to which they are entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Designated Preferred Stock in proportion to the respective liquidation amounts due to each holder in accordance with their rank as provided in Section E(1) of this Article Three. After payment has been made to the holders of the Designated Preferred Stock of the full preferential liquidation amounts to which they are entitled, all remaining assets of the Corporation legally available for distribution, if any, shall be distributed pro rata among all holders of Designated Preferred Stock, Junior Securities and capital stock convertible into Common Stock on the basis of their respective interests in the Common Stock on an “as if converted” basis.
          (b) Inclusion of Certain Transactions. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to include the Corporation’s sale of all or substantially all of its assets or the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.
          Section 4. Conversion.
          (a) Conversion Rights. The holders of Designated Preferred Stock shall have the following conversion rights (“Conversion Rights”):
               (i) Voluntary Conversion. Subject to the provisions set forth in Section E(5) below, every 3.5 shares of Designated Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares at the office of the Corporation or any transfer agent for such stock, into one fully paid and nonassessable share of Common Stock (as adjusted for the 1-for-3.5 reverse stock split previously effected on August 2, 1996); provided that if a fractional share of Common Stock would be deliverable upon such conversion as a result of the aforementioned 1-for-3.5 reverse stock split, the Corporation will pay an amount in cash equal to the fair market value of such fractional interest, determined by the Board of Directors to be $2.00 per share (on a pre-split basis) to each holder of shares of Designated Preferred Stock to whom such fractional interest would have been deliverable; provided further, that if the outstanding number of shares of Common Stock are increased or decreased through stock split, stock dividend, stock consolidation or similar adjustment in the Corporation’s outstanding capital stock, the number of shares receivable upon conversion shall be adjusted appropriately and proportionately such that the number of shares of Common Stock issuable after such change shall be equal to the number and kind of shares the holder of such Designated Preferred Stock would have held had the Designated Preferred Stock been converted immediately prior to said event.
               (ii) Automatic Conversion. Every 3.5 shares of Designated Preferred Stock shall automatically be converted into one share of Common Stock (as adjusted for the 1-for-3.5 reverse stock split previously effected on August 2, 1996) in the event that (A) the Corporation completes a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate net proceeds to the Corporation of not less than $5,000,000, or (B) the holders of at least 66-2/3% of all outstanding shares of Designated Preferred Stock consent to such conversion; provided that if a fractional share of Common Stock would be deliverable upon such conversion as a result of the aforementioned 1-for-3.5 reverse stock split, the Corporation will pay an amount in cash equal to the fair market value of such fractional interest, determined by the Board of Directors to be $2.00 per share (on a pre-split basis) to each holder of shares of Designated Preferred Stock to whom such fractional interest would have been deliverable; and provided further, that if the outstanding number of shares of Common Stock are increased or decreased through stock split, stock dividend, stock consolidation or other similar adjustment to the Corporation’s outstanding capital stock, the number of shares receivable upon conversion shall be adjusted appropriately and proportionately such that the number of shares of Common Stock issuable after such change shall be equal to the number and kind of shares the holder of such Designated Preferred Stock would have held had the Designated Preferred Stock been converted immediately prior to said event. In the event of conversion upon a public offering, the persons entitled to receive the Common Stock issuable upon such conversion of the Designated Preferred Stock shall not be deemed to have converted their shares until immediately prior to the closing of the sale of such securities.
          (b) Mechanics of Conversion. Before any holder of Designated Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Designated Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to the holder, or to the nominee of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and a check payable to such holder in the amount of any cash amounts payable as the result any declared and unpaid dividends on the converted Designated Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing the shares of the Designated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, then the conversion may, at the option of any holder tendering Designated Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event any person entitled to receive the Common Stock issuable upon such conversion of the Designated Preferred Stock shall not be deemed to have converted such Designated Preferred Stock until immediately prior to the completion of such sale of securities.
          (c) Exercise of Voluntary Conversion Rights on Merger or Sale of Assets.
               (i) Notice. The Corporation shall give each holder of record of Designated Preferred Stock written notice of any merger of the Corporation with any other corporation or any other corporate reorganization in which the Corporation is not the continuing or surviving entity of such merger or reorganization, or of any sale of substantially all of the assets of the Corporation. Such notice shall be given not later than 20 days prior to the shareholders’ meeting called to approve such transaction or 20 days prior to the completion of such transaction, whichever is earlier. Such notice shall describe the material terms and conditions of the contemplated transaction, as well as the terms and conditions of Section E(3) above and this Section E(4)(c), setting forth the date on which the holders of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the occurrence of such event. The Corporation shall thereafter give such holders prompt notice of any material changes in such terms and conditions. The transaction shall in no event take place sooner than 20 days after the mailing by the Corporation of the notice provided for in this Section E(4)(c)(i); provided, however, that such period may be shortened or waived upon the written consent of the holders of at least 66-2/3% of all outstanding shares of Designated Preferred Stock.
               (ii) Conditional Exercise of Conversion Rights. If subsequent to the giving of notice pursuant to Section E(4)(c)(i) above but not later than 10 days prior to the closing of such transaction, any holder of Designated Preferred Stock elects to exercise its Conversion Rights, then the conversion may, at the option of any holder tendering Designated Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person entitled to receive the Common Stock issuable upon such conversion of the Designated Preferred Stock shall not be deemed to have converted such Designated Preferred Stock until immediately prior to the closing of such transaction.
          (d) Notices.
               (i) Events Triggering Notices. In addition to any notices otherwise required by this Section E(4), the following events shall also cause the Corporation to issue notices in accordance with the provisions of Section E(4)(d)(ii) below:
                    (1) a declaration by the Corporation of any dividend or

distribution upon shares of its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
                    (2) a pro rata offering by the Corporation to the holders of any class or series of its stock to subscribe for any additional shares of stock of any class or series or other rights; or
                    (3) any reclassification or recapitalization by the Corporation of its outstanding Common Stock.
               (ii) Types of Notice. At least 20 days prior to the record date for the dividend, distribution or subscription rights referred to in Sections E(4)(d)(i)(1) and E(4)(d)(i)(2) above or for determining rights to vote with regard to the matters referred to in Section E(4)(d)(i)(3) above, the Corporation shall send a notice to each holder of Designated Preferred Stock setting forth the record or voting date and the nature of the action. Each such written notice shall be given by personal delivery or by first class mail, postage prepaid, addressed to each holder of Designated Preferred Stock at the address for each such holder as shown on the books of the Corporation. Notwithstanding the foregoing, the obligation to provide notice pursuant to this Section B(4)(d) shall not apply to a one for three and one-half reverse stock split, the payment of cash in lieu of fractional shares in connection therewith, a reduction in par value of the Company’s capital stock or the reduction in the stated capital account to an amount equal to the number of shares of capital stock multiplied by the par value thereof.
          (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section E(4) and in the taking of all actions that may be necessary or appropriate to protect the Conversion Rights of the holders of the Designated Preferred Stock against impairment.
          Section 5. Redemption.
          (a) Mandatory Redemption of the Designated Preferred Stock. On July 1, 1995, the Corporation shall, to the extent it may lawfully do so, redeem each share of Designated Preferred Stock which has not been converted to Common Stock by paying in cash therefor an amount per share equal to (i) the greater of: (A) the Issuance Price, or (B) 10 times the average of consolidated earnings per share of Common Stock for the two full fiscal years immediately preceding July 1, 1995 for each share of Designated Preferred Stock; plus (ii) any dividends declared but not then paid (such aggregate amount per share being referred to herein as the “Redemption Price”). For purposes of this Section E(5)(a), earnings per share of Common Stock shall be determined in accordance with generally accepted accounting principles applied on a consistent basis. If the funds of the Corporation available for redemption of Designated Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Designated Preferred Stock to be redeemed on such date, then those funds that are legally available shall be used to redeem the maximum possible number of the shares ratably among the holders of the shares to be redeemed in accordance with Section E(1).
          (b) Notice of Redemption. At least 45 days but no more than 60 days prior to the date fixed for any redemption of Designated Preferred Stock (the “Redemption Date”), written notice (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record at the close of business on the business day next preceding the day on which notice is given, at the address last shown on the records of this Corporation for such holder (or at the address given by the holder to the Corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of the Corporation is located), notifying such holder of (i) the Designated Preferred Stock to be redeemed, (ii) specifying the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained, and the date on which such holder’s Conversion Rights as to such shares terminate and (iii) calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. Except as provided in Section E(5)(c) below, on or after the close of business on the Redemption Date, each holder of Designated Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares in the manner and at the place designated in the Redemption Notice. Thereupon, the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. If less than all the shares represented by such certificate are redeemed, then a new certificate shall be issued representing the unredeemed shares.
          (c) Cessation of Rights. From and after the Redemption Date, unless there has been a default in payment of the Redemption Price, all dividends, if any, on the Designated Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of shares of Designated Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever; provided, however, that any shares of Designated Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein (specifically including but not limited to Conversion Rights) as if such shares had not been called for redemption. At any time thereafter when additional funds of the Corporation are legally available for the redemption of any unredeemed shares of Designated Preferred Stock, such funds shall immediately be set aside for the redemption of the balance of the shares that the Corporation was obligated to redeem on the Redemption Date.
          (d) Deposit of Redemption Price. Three days prior to the Redemption Date, the Corporation shall deposit an amount equal to the total amount required to redeem all outstanding shares of Designated Preferred Stock designated for redemption in the Redemption Notice and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares to be redeemed. Simultaneously, the Corporation shall provide such bank or trust company with irrevocable instructions to pay to each holder for each share of Designated Preferred Stock surrendered, on and after the Redemption Date, the Redemption Price upon surrender of the certificate representing such a share. Any monies deposited by the Corporation pursuant to this

Section E(5)(d) for the redemption of shares that are thereafter converted into shares of Common Stock shall be returned to the Corporation forthwith upon such conversion. The balance of any monies so deposited by the Corporation which have not been claimed by stockholders or returned to the Corporation because the shares were converted at the expiration of the 1-year period following the Redemption Date shall thereafter be returned to the Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Designated Preferred Stock and payment of any bond requested by the Company, to receive such monies from the Corporation. Monies deposited on or after the Redemption Date shall not bear interest. The Corporation shall bear the administrative costs for the trust fund.
          (e) Waiver of Mandatory Redemption. The mandatory redemption obligation of the Corporation contained in this Section 5 was waived prior to July 1, 1995 and became and shall be null and void and without effect.
          Section 6. Voting Rights. Except as otherwise required by law or these Articles, in connection with all matters to be voted upon by the Corporation’s shareholders, all shareholders shall vote as a single class, with each share of Designated Preferred Stock issued and outstanding having the number of votes equal to the number of shares of Common Stock into which the share of Designated Preferred Stock is convertible. Notwithstanding any other provision of this Article Three to the contrary, in addition to any other rights provided by law, so long as at least 250,000 shares of Designated Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66-2/3% of the shares of Designated Preferred Stock outstanding, take any of the following actions:
          (a) amend or repeat any provision of, or add any provision to, this Corporation’s Articles of Incorporation or Bylaws, if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the holders of shares of the Designated Preferred Stock (this specifically includes but is not limited to any change in the number of directors, indemnification of directors or change in this Section E(6));
          (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Designated Preferred Stock, or authorize or issue shares of stock of any class or any convertible bonds, convertible debentures, convertible notes or other obligations that are convertible into or exchangeable for, or have option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Designated Preferred Stock;
          (c) reclassify any securities into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of the Designated Preferred Stock;
          (d) pay or declare any dividend on any Junior Securities (except dividends payable solely in shares of Common Stock) or apply any of the Corporation’s assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Securities, except from employees or directors or consultants of the Corporation upon termination of employment or services pursuant to the terms of restrictive stock agreements entered into with such employees, directors or consultants; or
          (e) sell, convey or otherwise dispose of or encumber all or substantially all of the Corporation’s property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of.
ARTICLE FOUR — INCORPORATOR
          The name and place of residence of the incorporator of the Corporation is:

Name	Address
Joan M. Knoll	1454 A DeSoto
St. Louis, Missouri 63107
ARTICLE FIVE — DIRECTORS
     A. Number and Classification.
          The number of Directors to constitute the Board of Directors is five. Hereafter, the number of Directors shall be fixed by or in the manner provided in the Bylaws of the Corporation, but in no event shall there be less than three (3) Directors. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the mode of such classification to be provided for in the Bylaws of the Corporation. Directors other than certain Directors constituting the existing Board of Directors shall be elected to hold office for a term of three years, with the term of office of one class expiring each year. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect Directors, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of the Articles of Incorporation of the Corporation or any Certificate of Designation thereunder applicable thereto; and such directors so elected shall not be divided into classes pursuant to this Article 5A unless expressly provided by such terms. As used in these Articles of Incorporation, the term “entire Board of Directors” or the “entire Board” means the total number of Directors fixed by, or in accordance with, these Articles of Incorporation and the Bylaws of the Corporation.

     B. Removal of Directors.
          Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding or any limitation imposed by law, (1) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office only for cause and only by the affirmative vote of the holders of record of outstanding shares representing at least 85% of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class at a special meeting of shareholders called expressly for that purpose (such vote being in addition to any required class or other vote); and (2) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors at any time prior to the expiration of his or her term of office, as provided by law, in the event that the Director fails to meet any qualifications stated in the Bylaws for election as a Director or in the event that the Director is in breach of any agreement between the Director and the Corporation relating to the Director’s service as a Director or employee of the Corporation.
     C. Vacancies.
          Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors which occur for any reason prior to the expiration of the respective term of office of the class in which the vacancy occurs, including vacancies which occur by reason of an increase in the number of Directors, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office (although less than a quorum).
ARTICLE SIX — DURATION
          The duration of the Corporation is perpetual.
ARTICLE SEVEN — PURPOSES
          The Corporation is formed to engage in any lawful act or activity for which a corporation now or hereafter may be organized under the laws of the State of Missouri.
ARTICLE EIGHT — AMENDMENT OF BYLAWS
          The Bylaws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the Bylaws as they may exist from time to time may be adopted, only by a majority of the entire Board of Directors.

ARTICLE NINE — INDEMNIFICATION
     A. Actions Involving Directors and Officers.
          The Corporation shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as a Director or officer of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
     B. Actions Involving Employees or Agents.
          1. Permissive Indemnification. The Corporation may, if it deems appropriate and as may be permitted by this Article Nine, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
          2. Mandatory Indemnification. To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section B.1 of this Article Nine, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or preceding.

     C. Determination of Right to Indemnification in Certain Circumstances.
          Any indemnification required under Section A of this Article Nine or authorized by the Corporation in a specific case pursuant to Section B of this Article Nine (unless ordered by a court) shall be made by the Corporation unless a determination is made reasonably and promptly that indemnification of the Director, officer, employee or agent is not proper under the circumstances because he or she has not met the applicable standard of conduct set forth in or established pursuant to this Article Nine. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.
     D. Advance Payment of Expenses.
          Expenses incurred by a person who is or was a Director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of an action, suit or proceeding, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Article Nine.
     E. Article Nine Provisions Not Exclusive Right.
          The indemnification provided by this Article Nine shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether under the Bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
     F. Indemnification Agreements Authorized.
          Without limiting the other provisions of this Article Nine, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any Director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a Director may be authorized by the other Directors, and such authorization shall not be invalid on the basis that different or similar agreements may have been or may thereafter be entered into with other Directors.

     G. Standard of Conduct.
          Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article Nine (including without limitation pursuant to any agreement entered into pursuant to Section F of this Article Nine) from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any employee or agent of the Corporation.
     H. Insurance.
          The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf or at the request of the Corporation in any capacity against any claim, liability or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Nine.
     I. Certain Definitions.
          For the purposes of this Article Nine:
          1. Service in Representative Capacity. Any Director or officer of the Corporation who shall serve as a director, officer or employee of any other corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of either the outstanding equity interests or the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.
          2. Predecessor Corporations. References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Nine with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.
          3. Service for Employee Benefit Plan. The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of a corporation which imposes duties on, or involves services by, a director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this Article Nine in connection with such plan; the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.
     J. Survival.
          Any indemnification rights provided pursuant to this Article Nine shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provisions in these Articles of Incorporation, any indemnification rights arising under or granted pursuant to this Article Nine shall survive amendment or repeal of this Article Nine with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions as a binding contract with the Corporation.
     K. Liability of the Directors.
          It is the intention of the Corporation to limit the liability of the Directors of the Corporation, in their capacity as such, whether to the Corporation, its shareholders or otherwise, to the fullest extent permitted by law. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the Directors of the Corporation shall be so eliminated or limited without the need for amendment of these Articles or further action on the part of the shareholders of the Corporation.
ARTICLE TEN — AMENDMENT OF ARTICLES OF INCORPORATION
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the shareholders, Directors and officers of the Corporation are subject to this reserved power; provided, that (in addition to any required class or other vote) the affirmative vote of the holders of record of outstanding shares representing at least 85% of all of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Articles Five, Eight, Nine, or this Article Ten of these Articles of Incorporation.

AMENDMENT OF ARTICLES OF INCORPORATION
OF
TALX CORPORATION
     Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporation certifies the following:
     (1) The present name of the corporation is TALX Corporation. The name under which it was originally organized was Interface Technology, Inc.
     (2) The following amendment to the corporation’s Articles of Incorporation was adopted by the shareholders on July 31, 1996.
     (3) Article Three is hereby amended and is attached hereto as Exhibit A.
     (4) Of the 11,302,355 shares outstanding, 11,302,355 shares were entitled to vote on such amendment. The number of outstanding shares entitled to vote thereon as a class was as follows:

Number of
Class	Outstanding Shares
Common	8,673,296
Series A Preferred	1,776,441
Series B Preferred	236,873
Series C Preferred	615,745
     (5) The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against
Common	8,347,713	0
Series A Preferred	1,775,934	0
Series B Preferred	236,873	0
Series C Preferred	568,245	0
     (6) If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is:
$350,000
     (7) If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:
N/A
     IN WITNESS WHEREOF, the undersigned President of the corporation has executed this instrument and its Secretary has attested to said instrument on the 23rd day of October, 1996.

TALX CORPORATION

(CORPORATE SEAL) [NONE]
ATTEST:	By:	/s/ William W. Canfield
William W. Canfield
President and Chief Executive Officer

/s/ Craig N. Cohen
Craig N. Cohen
Secretary

STATE OF MISSOURI	)
	)	SS.
COUNTY OF ST. LOUIS	)
     I, Linda K. Ensor, a notary public, do hereby certify that on this 23rd day of October, 1996, personally appeared before me William W. Canfield who, being by me first duly sworn, declared that he is the President of TALX Corporation, that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

[SEAL]	/s/ Linda K. Ensor
Notary Public

My Commission Expires:

     LINDA K. ENSOR
NOTARY PUBLIC STATE OF MISSOURI
    ST. LOUIS COUNTY
MY COMMISSION EXP. NOV 29, 1998

FILED AND CERTIFICATE ISSUED OCT 25 1996

REBECCA MCDOWELL COOK SECRETARY OF STATE

EXHIBIT A
ARTICLE THREE—AUTHORIZED SHARES
A. Classes and Number of Shares
     The aggregate number of shares of capital stock which the Corporation is authorized to issue is 35,000,000 shares, consisting of 30,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
B. Voting Rights of the Common Stock
     Each holder of the Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the shareholders.
C. No Preemptive Rights or Cumulative Voting
     All preemptive rights and cumulative voting rights of shareholders are hereby denied, so that no share or shares of Common Stock or Preferred Stock or any other security or securities of the Corporation shall carry with it and no holder or owner of any share or shares of stock or other security of the Corporation shall heave any preferential or preemptive right to acquire any additional shares of stock of any class or series or any other security of the Corporation or any right to vote cumulatively in the election of Directors or for any other purpose.
D. Terms of Preferred Stock
     The terms of the shares of each series of Preferred Stock shall be as stated and expressed in these Articles of Incorporation or any amendment hereto, or in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors. Subject to the requirements of The General and Business Corporation Law of Missouri (the “GBCL”) and the provisions of these Articles of Incorporation, the Board of Directors is expressly authorized to cause any number of the authorized and undesignated shares of Preferred Stock to be issued from time to time in one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as the Board of Directors may fix by resolution or resolutions, prior to the issuance of any shares of such series of Preferred Stock, each of which series may differ from any and all other series, including, without limiting the generality of the foregoing, the following:
     (a) The number of shares constituting such series of Preferred Stock and the designation thereof;
     (b) The dividend rate, if any, on the shares of such series of Preferred Stock, whether and the extent to which any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payments of any dividends, and the time at which, and the terms and conditions on which, any dividends shall be paid;
     (c) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the GBCL and the provisions of these Articles of Incorporation;
     (d) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or the right, if any, of the Corporation to exchange the same for, another class or series of capital stock of the Corporation and the terms and conditions, including any provision for future adjustment in the conversion or exchange rate, under which said shares may be converted or exchanged;
     (e) The redemption or purchase price or prices of the shares of such series of Preferred Stock, if any, and the times at which, and the terms and conditions under which, the shares of such series of Preferred Stock may be redeemed or purchased;
     (f) The terms of the sinking fund, if any, to be provided for such series of Preferred Stock, and the terms and amount of any such sinking fund;
     (g) The rights of the holders of shares of such series of Preferred Stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and
     (h) Any other relative powers, preferences and rights, and any qualifications, limitations or restrictions, of such series of Preferred Stock.

AMENDMENT OF ARTICLES OF INCORPORATION
OF
TALX CORPORATION
     Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
     (1) The present name of the Corporation is TALX Corporation. The name under which it was originally organized was Interface Technology, Inc.
     (2) An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on September 8, 2005.
     (3) Article Three is amended to read as follows:
     A. The aggregate number of shares of capital stock which the Corporation is authorized to issue is 80,000,000 shares consisting of 75,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
     The remaining text of Article Three would remain unchanged.
(4)	Of the 21,109,660 shares outstanding, 21,109,660 of such shares were entitled to vote on such amendment.
     The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Number of
Class	Outstanding Shares
Common	21,109,660
Preferred	0
     (5) The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against	No. Votes Abstaining
Common Preferred	17,659,171 N/A	2,596,825 N/A	6,547 N/A
     (6) If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:
N/A

          In affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ L. Keith Graves	L. Keith Graves	CFO & Assistant Secretary	9/9/05

Signature	Printed Name	Title	Date